Exhibit 99.1

110 Cannon Street London, England EC4N 6EU www.valaris.com	Press Release

Valaris Appoints Adam Weitzman to Board of Directors

Comprehensive Board Refreshment Program Appoints Mr. Weitzman and Two Independent Directors in the Last Three Months

Luminus Management Commits to Support Slate of Directors at 2020 Annual Meeting of Valaris Shareholders

London, January 27, 2020 … Valaris plc (NYSE: VAL) (“Valaris” or the “Company”) today announced that, as part of the Board’s comprehensive refreshment program, it has agreed to appoint Adam Weitzman to its Board of Directors. Mr. Weitzman will also serve on the Finance Committee, to assist in the Board’s oversight of the Company’s capital structure and financial strategies, as well as the Compensation Committee. With this appointment, the Valaris Board of Directors will be comprised of 12 directors, 11 of whom will stand for re-election at the Company’s 2020 Annual General Meeting of Shareholders.

Mr. Weitzman, a Partner at Luminus Management, LLC (“Luminus”), has been investing in offshore drilling companies and other energy-related public companies for more than a decade. He brings with him an expertise in debt and equity capital markets, asset allocation and risk management. Luminus owns approximately 18.7% of the outstanding shares of Valaris.

Carl G. Trowell, Executive Chairman of the Board of Directors, said, “We welcome Adam to the Board and appreciate Luminus’ ongoing support for the Company. After extensive discussions with Luminus, we have aligned on the Company’s capital allocation priorities going forward, including the importance of optimizing our financial runway and liquidity position, and utilizing the tools available to the Company to create additional long-term shareholder value. We remain focused on delivering the merger-related synergies and additional cost savings we previously announced, and capitalizing on increasing customer demand and higher day rates. As we execute our long-term strategy, we look forward to benefitting from Adam’s capital markets expertise and his perspective as a representative of our largest shareholder.”

Mr. Weitzman said, “Luminus applauds Valaris’ recent moves to augment the Board, and we are pleased to have reached a comprehensive agreement with Valaris. We look forward to contributing to the Company’s ongoing efforts to solidify its position as the leading offshore driller. We appreciate the Board’s responsiveness to our concerns, including the appointment of three new directors with impressive expertise in capital structure and capital markets, and the formation of the Finance Committee. I look forward to working closely with the entire Board to advance our shared goal of driving long-term shareholder value.”

The appointment of Mr. Weitzman is part of the Company’s comprehensive Board refreshment and corporate governance enhancement efforts, including (1) the addition of Georges Lambert and Frederick Arnold as new independent directors, augmenting the Board’s expertise in equity and debt capital markets and corporate governance; (2) the announcement of three directors stepping down; (3) a commitment to appoint an independent Chairman in 2020; and (4) the formation of the Finance Committee.

In connection with Mr. Weitzman’s appointment, Valaris has entered into an agreement with Luminus under which Luminus has agreed, among other things, to maintain certain minimum ownership levels in order to retain its Board seat and to support the Company’s director slate at the 2020 Annual General Meeting of Valaris shareholders. The agreement will be filed by the Company on a Form 8-K with the U.S. Securities and Exchange Commission.

About Adam Weitzman

Adam Weitzman is a Partner at Luminus Management, where he has worked since 2008. At Luminus, Mr. Weitzman oversees portfolios which invest across the capital structure of Offshore Drilling, Mining, Refining, and Solar companies. Mr. Weitzman is also part of the firm’s risk working group. Previously, Mr. Weitzman worked at SAC Capital Management, where he was an analyst for a long/short equity strategy. Prior to that, Mr. Weitzman was an investment banker at Goldman Sachs, where he advised on M&A and financing transactions for diversified industrial companies. Mr. Weitzman graduated from the University of Pennsylvania, Summa Cum Laude, with a Bachelor of Science in Economics from The Wharton School.

About Valaris plc

Valaris plc (NYSE: VAL) is the industry leader in offshore drilling services across all water depths and geographies. Operating a high-quality rig fleet of ultra-deepwater drillships, versatile semisubmersibles and modern shallow-water jackups, Valaris has experience operating in nearly every major offshore basin. With an unwavering commitment to safety and operational excellence, and a focus on technology and innovation, Valaris was rated first in total customer satisfaction in the latest independent survey by EnergyPoint Research - the ninth consecutive year that the Company has earned this distinction. Valaris plc is an English limited company (England No. 7023598) with its corporate headquarters located at 110 Cannon Street, London EC4N 6EU. To learn more, visit our website at www.valaris.com.

Forward-Looking Statements

Statements contained in this press release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include words or phrases such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “could,” “may,” “might,” “should,” “will” and similar words and specifically include statements involving synergies and future cost savings; anticipated benefits, opportunities and effects of the merger between Ensco and Rowan; expected financial performance; optimization of capital structure; and general market, business and industry conditions, trends and outlook. The forward-looking statements contained in this press release are subject to numerous risks, uncertainties and assumptions that may cause actual results to vary materially from those indicated, including actions by regulatory authorities, rating agencies or other third parties; actions by our security holders; costs and difficulties related to the integration of Ensco and Rowan and the related impact on our financial results and performance; our ability to repay debt and the timing thereof; availability and terms of any financing; commodity price fluctuations, customer demand, new rig supply, downtime and other risks associated with offshore rig operations, relocations, severe weather or hurricanes; changes in worldwide rig supply and demand, competition and technology; future levels of offshore drilling activity; governmental action, civil unrest and political and economic uncertainties; terrorism, piracy and military action; risks inherent to shipyard rig construction, repair, maintenance or enhancement; possible cancellation, suspension or termination of drilling contracts as a result of mechanical difficulties, performance, customer finances, the decline or the perceived risk of a further decline in oil and/or natural gas prices, or other reasons, including terminations for convenience (without cause); our ability to enter into, and the terms of, future drilling contracts; any failure to execute definitive contracts following announcements of letters of intent, letters of award or other expected work commitments; the outcome of litigation, legal proceedings, investigations or other claims or contract disputes; governmental regulatory, legislative and permitting requirements affecting drilling operations; our ability to attract and retain skilled personnel on commercially reasonable terms; environmental or other liabilities, risks or losses; debt restrictions that may limit our liquidity and flexibility; and cybersecurity risks and threats. In addition to the numerous factors described above, you should also carefully read and consider “Item 1A. Risk Factors” in Part I and “Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations” in Part II of our most recent annual report on Form 10-K, as updated in our subsequent quarterly reports on Form 10-Q, which are available on the SEC's website at www.sec.gov or on the Investor Relations section of our website at www.valaris.com. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statements, except as required by law.

Important Additional Information and Where to Find It

In connection with the Company’s 2020 annual general meeting of shareholders (the “Annual Meeting”), the Company will file a proxy statement (the “Proxy Statement”) with the SEC in connection with the solicitation of proxies for the Annual Meeting. SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Shareholders will be able to obtain, free of charge, copies of the Proxy Statement, any amendments or supplements thereto and any other documents when filed by the Company with the SEC in connection with the Annual Meeting at the SEC’s website (http://www.sec.gov), at the Company’s website (https://www.valaris.com/investors/ financials/sec-filings/default.aspx) or by contacting Investor Relations by phone at 713-789-1400, by email at ir.hdqrs@valaris.com or by mail at Valaris plc, Attention: Investor Relations, 5847 San Felipe, Suite 3300, Houston, Texas 77057.

Participants in the Solicitation

The Company and its directors, executive officers and certain other members of management may be deemed to be participants in the solicitation of proxies from shareholders in connection with the Annual Meeting. Additional information regarding the identity of these potential participants and their direct or indirect interests, by security holdings or otherwise, will be set forth in the Proxy Statement and other materials to be filed with the SEC in connection with the Annual Meeting. Information relating to the foregoing can also be found in the Company’s definitive proxy statement for its 2019 annual general meeting of shareholders (the “2019 Proxy Statement”), filed with the SEC on March 29, 2019. To the extent holdings of the Company’s securities by such potential participants (or the identity of such participants) have changed since the information printed in the 2019 Proxy Statement, such information has been or will be reflected on statements of changes in beneficial ownership on Forms 3, 4 and 5 filed with the SEC. You may obtain free copies of these documents using the sources indicated above.

Investor & Media Contacts

Nick Georgas

Vice President – Investor Relations and Corporate Communications

+1-713-430-4607

Tim Richardson

Manager – Investor Relations

+1-713-430-4490